Exhibit 99

                       TENDER OFFER RELATING TO TECHNOLOGY
                FLAVORS & FRAGRANCES, INC. COMMON STOCK COMPLETED


UPPLE SADDLE RIVER, N.J., June 22, 2005 - A cash tender offer to acquire the outstanding shares of Technology Flavors & Fragrances, Inc. ("TFF") (AMEX: TFF) for $1.55 net per share, without interest, has been completed by FFG Industries, Inc. ("FFG"), through its wholly owned subsidiary FFG Merger Corporation. Approximately 12,298,956 shares of TFF common stock, representing approximately 95.82% of TFF's outstanding common stock, were tendered in the offer. FFG has accepted for payment all validly tendered shares. Payments for accepted shares will be made through Mellon Investor Services LLC, the depositary for the offer.

FFG intends to complete its acquisition of TFF through a merger as promptly as practicable. As a result of the merger, all remaining publicly held shares of TFF common stock that were not validly tendered and purchased in the tender offer, except those shares for which appraisal rights under applicable law are properly exercised, will be converted into the right to receive $1.55 net per share in cash, without interest, subject to applicable withholding.

Following the merger, TFF will become a wholly owned subsidiary of FFG.


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